Exhibit 10.7

LOAN AGREEMENT

This Agreement dated as of February 22, 2012, is between Bank of America, N.A. (the “Bank”) and Technical Communications Corporation (the “Borrower”).

1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1 Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Facility No. 1 Commitment”) is Six Hundred Thousand and 00/100 Dollars ($600,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.

1.2 Availability Period. The line of credit is available between the date of this Agreement and February 28, 2014, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).

The availability period for this line of credit will be considered renewed if and only if the Bank has sent to the Borrower a written notice of renewal for the line of credit (the “Renewal Notice”). If this line of credit is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this line of credit is renewed, the term “Expiration Date” shall mean the date set forth in the Renewal Notice as the Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Bank’s option. The amount of the renewal fee will be specified in the Renewal Notice.

1.3 Repayment Terms.

(a)	The Borrower will pay interest on March 31, 2012, and then on the last day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date.

1.4 Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime Rate plus 1.0 percentage point(s).

(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.

1.5 Letters of Credit.

(a)	During the availability period, at the request of the Borrower, the Bank will issue:

(i)	standby letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend more than ninety (90) days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	1

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Six Hundred Thousand and 00/100 Dollars ($600,000.00).

(c)	In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The Borrower agrees:

(i)	Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

(vii)	To pay the Bank a non-refundable fee equal to 2% per annum of the outstanding undrawn amount of each standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated.

2.	COLLATERAL

2.1 Personal Property. The personal property listed below now owned or owned in the future by the parties listed below will secure the Borrower’s obligations to the Bank under this Agreement. The collateral is further defined in security agreement(s) executed by the owners of the collateral. In addition, all personal property collateral owned by the Borrower securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank and to any affiliate of the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing or received written notice thereof). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)	Equipment and fixtures owned by the Borrower.

(b)	Inventory owned by the Borrower.

(c)	Receivables owned by the Borrower.

3.	FEES AND EXPENSES

3.1 Fees.

(a)	Loan Fee. The Borrower agrees to pay a loan fee in the amount of Three Thousand and 00/100 Dollars ($3,000.00). This fee is due on the date of this Agreement.

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	2

(b)	Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrower will, at the Bank’s option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrower requests the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrower. The Bank may impose additional requirements as a condition to any waiver or amendment.

(c)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late; provided that such late fee shall be reduced to three percent (3%) of any required principal and interest payment that is not paid within fifteen (15) days of the date it is due if the loan is secured by a first or subordinate lien on real property consisting of four or fewer separate households. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.

3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

3.3 Reimbursement Costs.

(a)	The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

(b)	The Borrower agrees to reimburse the Bank for the cost of periodic field examinations of the Borrower’s books, records and collateral, and appraisals of the collateral, at such intervals as the Bank may reasonably require. The actions described in this paragraph may be performed by employees of the Bank or by independent appraisers.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1 Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds, without setoff or counterclaim. Payments will be made by debit to a deposit account, if direct debit is provided for in this Agreement or is otherwise authorized by the Borrower. For payments not made by direct debit, payments will be made by mail to the address shown on the Borrower’s statement, or by such other method as may be permitted by the Bank.

(b)	The Bank may honor instructions for advances or repayments given by the Borrower (if an individual), or by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of authorized signers (each an “Authorized Individual”).

(c)	For any payment under this Agreement made by debit to a deposit account, the Borrower will maintain sufficient immediately available funds in the deposit account to cover each debit. If there are insufficient immediately available funds in the deposit account on the date the Bank enters such debit authorized by this Agreement, the Bank may reverse the debit.

(d)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

(e)	Prior to the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”), the Bank will send to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate. If the Billed Amount differs from the actual amount due on the Due Date (the “Accrued Amount”), the discrepancy will be treated as follows:

(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	3

Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

4.2 Borrower’s Instructions.

(a)	The Bank may honor instructions for advances or repayments, and may honor requests for the issuance of letters of credit, given, or purported to be given, by any one of the Authorized Individuals. Such instructions may be given in writing or by telephone, telefax or Internet and intranet websites designated by the Bank with respect to separate products or services offered by the Bank. The Bank’s obligation to act on such instructions is subject to the terms, conditions and procedures stated elsewhere in this Agreement.

(b)	Except as specified elsewhere in this Agreement or as otherwise agreed between the Bank and the Borrower, advances will be deposited in and repayments will be withdrawn from account number MA-009419954701 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from instructions the Bank reasonably believes are made by any Authorized Individual, whether such instructions are given in writing or by telephone, telefax or electronic communications (including e-mail, Internet and intranet websites). This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3 Direct Debit.

(a)	The Borrower agrees that on the Due Date the Bank will debit the Billed Amount from deposit account number MA-009419954701 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”).

(b)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 1.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

4.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.

4.6 Default Rate. Upon the occurrence of any default or after maturity or after judgment has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any unpaid interest, fees, or costs, will at the option of the Bank bear interest at a rate which is 6.0 percentage point(s) higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default.

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	4

4.7 Additional Costs.

The Borrower will pay the Bank, on demand, for the Bank’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by the Bank, using any reasonable method. The costs include, without limitation, the following:

(a)	any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(b)	any capital requirements relating to the Bank’s assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

5.	CONDITIONS

Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.

5.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

5.2 Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.

5.3 Security Agreements. Signed original security agreements covering the personal property collateral which the Bank requires.

5.4 Perfection and Evidence of Priority. Evidence that the security interests and liens in favor of the Bank are valid, enforceable, properly perfected in a manner acceptable to the Bank and prior to all others’ rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles which are part of the collateral must show the Bank’s interest.

5.5 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”

5.6 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.

5.7 Landlord Agreement For any personal property collateral located at 100 Domino Drive, Concord, Massachusetts 01742, an agreement for the removal of the collateral, signed by the owner of the real property and the holder of any mortgage or deed of trust on the real property.

5.8 Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

6.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.

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Standard Loan Agreement	5

6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.

6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

6.5 No Conflicts. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrower (or any guarantor). If the Borrower is comprised of the trustees of a trust, the foregoing representations shall also pertain to the trustor(s) of the trust.

6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

6.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others, except those which have been approved by the Bank in writing.

6.9 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

6.10 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.

6.11 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due have been paid, except as have been disclosed in writing to the Bank.

6.12 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.13 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.

6.14 Assignment of Claims Act. The Borrower hereby covenants and agrees that the Borrower will promptly, upon request by the Bank, comply with any and all of the requirements of the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code), where such statutes are applicable to any Eligible Receivables, and shall take all such other action as may be necessary to facilitate the direct assignment to the Bank of the payments due or to become due under any Eligible Receivables which has at least One Thousand and 00/100 Dollars ($1,000) in payment obligations to the Borrower and which has a duration of at least six (6) months, and such further action as may be necessary to facilitate the creation and perfection of the Bank’s security interest in such payments.

7.	COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

7.1 Use of Proceeds.

(a)	To use the proceeds of Facility No. 1 only for working capital and issuances of letters of credit.

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	6

7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.

(a)	Within 120 days of the fiscal year end, the annual financial statements of the Borrower. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank.

(b)	Within 120 days of the end of each fiscal year, a compliance certificate of the Borrower in the format as shown in Exhibit A, signed by an authorized financial officer and setting forth whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

7.3 Unencumbered Liquid Assets. To maintain Unencumbered Liquid Assets having an aggregate market value of not less than Three Million Five Hundred Thousand and 00/100 Dollars ($3,500,000.00), measured annually.

“Unencumbered Liquid Assets” means the following assets (excluding assets of any retirement plan) which (i) are not the subject of any lien, pledge, security interest or other arrangement with any creditor to have his claim satisfied out of the asset (or proceeds thereof) prior to the general creditors of the owner of the asset, (ii) are held solely in the name of one or more credit parties subject to this covenant (with no other persons or entities having ownership rights therein);

(a)	Cash or cash equivalents held in the United States and denominated in United States dollars;

(b)	United States Treasury or governmental agency obligations which constitute full faith and credit of the United States of America;

(c)	Commercial paper rated P-1 or A1 by Moody’s or S&P, respectively;

(d)	Medium and long-term securities rated investment grade by one of the rating agencies described in (c) above;

(e)	Eligible Stocks; and

(f)	Mutual funds quoted in The Wall Street Journal which invest primarily in the assets described in (a) – (e) above.

“Eligible Stocks” includes any common or preferred stock which (i) is not control or restricted stock under Rule 144 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, or subject to any other regulatory or contractual restrictions on sales, (ii) is traded on a U. S. national stock exchange, including NASDAQ, with a liquidity on such exchange for such stock acceptable to the Bank and (iii) has, as of the close of trading on the applicable exchange (excluding after hours trading), a per share price of at least Fifteen Dollars ($15).

7.4 Tangible Net Worth. To maintain on a consolidated basis Tangible Net Worth equal to at least Thirteen Million and 00/100 Dollars ($13,000,000.00), measured annually.

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligations to the Bank in a manner acceptable to the Bank in its sole discretion.

7.5 Bank as Principal Depository. To maintain the Bank or one of its affiliates as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	7

7.6 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank or to any affiliate of the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)	Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted elsewhere in this Agreement.

7.7 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)	Liens and security interests in favor of the Bank or any affiliate of the Bank.

(b)	Liens for taxes not yet due.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement.

7.8 Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition.

7.9 Investments. Not to have any existing, or make any new, investments in any individual or entity, or make any capital contributions or other transfers of assets to any individual or entity, except for:

(a)	Existing investments disclosed to the Bank in writing.

(b)	Investments in the Borrower’s current subsidiaries.

(c)	Investments in any of the following:

(i)	certificates of deposit;

(ii)	U.S. treasury bills and other obligations of the federal government;

(iii)	readily marketable securities (including commercial paper, but excluding restricted stock and stock subject to the provisions of Rule 144 of the Securities and Exchange Commission).

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	8

7.10 Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.11 Change of Management. Not to make any substantial change in the present executive or management personnel of the Borrower.

7.12 Change of Ownership. Not to cause, permit, or suffer any change in capital ownership such that there is a change of more than 25% in the direct or indirect capital ownership of the Borrower.

7.13 Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

(e)	Voluntarily suspend the Borrower’s business.

7.14 Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any substantial dispute between any governmental authority and the Borrower or any Obligor.

(b)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(c)	Any material adverse change in the Borrower’s or any Obligor’s business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(d)	Any change in the Borrower’s or any Obligor’s name, legal structure, principal residence (for an individual), state of registration (for a registered entity), place of business, or chief executive office if the Borrower or any Obligor has more than one place of business.

(e)	Any actual contingent liabilities of the Borrower or any Obligor, and any such contingent liabilities which are reasonably foreseeable.

For purposes of this Agreement, “Obligor” shall mean any guarantor, or any party pledging collateral to the Bank, or, if the Borrower is comprised of the trustees of a trust, any trustor.

7.15 Insurance.

(a)	General Business Insurance. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower’s properties, business interruption insurance, public liability insurance including coverage for contractual liability, product liability and workers’ compensation, and any other insurance which is usual for the Borrower’s business. Each policy shall provide for at least 30 days prior notice to the Bank of any cancellation thereof.

(b)	Insurance Covering Collateral. To maintain all risk property damage insurance policies (including without limitation windstorm coverage, and hurricane coverage as applicable) covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender’s loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(c)	Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

Ref #: 1000800236 : - Technical Communications Corporation
Standard Loan Agreement	9

7.16 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.

7.17 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.

7.18 Books and Records. To maintain adequate books and records.

7.19 Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.

7.20 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.21 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

7.22 Assignment Of Claims Act. To promptly comply, upon request by the Bank, with any and all of the requirements of Title 31 Section 3727 and Title 41 Section 15 of the United States Code and all rules and regulations relating thereto, as amended, where such statutes, rules and regulations are, at the option of the Bank, applicable to particular contracts, and shall at all times take all such other action as may be necessary to facilitate and/or ensure perfection of the Bank’s security interest in and the assignment of the contracts.

8.	DEFAULT AND REMEDIES

If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

8.1 Failure to Pay. The Borrower fails to make a payment under this Agreement when due.

8.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank.

8.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has guaranteed.

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8.4 False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.

8.5 Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.

8.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.

8.7 Lien Priority. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this Agreement (or any guaranty).

8.8 Judgments. Any judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

8.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit; or the Bank determines that it is insecure for any other reason.

8.10 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.

8.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty; or any representation or warranty made by any guarantor is false when made or deemed to be made.

8.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:

(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.

8.13 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank.

9.	ENFORCING THIS AGREEMENT; MISCELLANEOUS

9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

9.2 Governing Law. This Agreement is governed by and shall be interpreted according to federal law and the laws of Massachusetts. If state or local law and federal law are inconsistent, or if state or local law is preempted by federal law, federal law governs. If the Bank has greater rights or remedies under federal law, whether as a national bank or otherwise, this paragraph shall not be deemed to deprive the Bank of such rights and remedies as may be available under federal law.

9.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

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9.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.

(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and shall dismiss the arbitration if the Claim is barred under the applicable statutes of limitation. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (h) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	This paragraph does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

(g)	The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration.

(h)	Any arbitration or court trial (whether before a judge or jury) of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). The Class Action Waiver precludes any party from participating in or being represented in any class or representative action regarding a Claim. Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court and not by an arbitrator. The parties to this agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

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(i)	By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.

9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

9.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout” or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.

9.7 Set-Off.

(a)	In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any event of default under this Agreement, the Bank is authorized, at any time, to set off and apply any and all Deposits of the Borrower or any Obligor held by the Bank or its affiliates against any and all Obligations owing to the Bank. The set-off may be made irrespective of whether or not the Bank shall have made demand under this Agreement or any guaranty, and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable Deposits and without regard for the availability or adequacy of other collateral. Any Deposits may be converted, sold or otherwise liquidated at prevailing market prices in order to effect such set-off.

(b)	The set-off may be made without prior notice to the Borrower or any other party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Obligor) to the fullest extent permitted by law. The Bank agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

(c)	For the purposes of this paragraph, “Deposits” means any deposits (general or special, time or demand, provisional or final, individual or joint) as well as any money, instruments, securities, credits, claims, demands, income or other property, rights or interests owned by the Borrower or any Obligor which come into the possession or custody or under the control of the Bank or its affiliates. “Obligations” means all obligations, now or hereafter existing, of the Borrower to the Bank under this Agreement and under any other agreement or instrument executed in connection with this Agreement, and the obligations to the Bank of any Obligor. TO THE EXTENT PERMITTED BY LAW, ANY AND ALL RIGHTS TO REQUIRE THE BANK TO EXERCISE ITS REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS PRIOR TO EXERCISING ITS RIGHT OF SET OFF WITH RESPECT TO SUCH DEPOSITS ARE HEREBY VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY WAIVED.

9.8 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

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(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.

9.9 Additional Remedy for Failure to Assign Payments as Requested. The Borrower acknowledges that the Bank will be irreparably harmed if the Borrower fails, after request by the Bank, to promptly assign payments due or to become due under any Eligible Receivables when required by the Bank, pursuant to this Agreement, and that the Bank shall have no adequate remedy at law. Therefore, the Borrower agrees that the Bank shall be entitled to the following remedies, in addition to all other remedies allowed by law or under this Agreement:

(a)	an injunction compelling the Borrower’s compliance with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Eligible Receivables;

(b)	the appointment of a receiver, with instructions that the receiver shall comply, in the Borrower’s name and on its behalf, with the provisions of this Agreement requiring the Borrower to assign payments due or to become due under any Eligible Receivables; and

(c)	such other or further equitable relief as may be necessary or desirable to secure to the Bank the benefits of the rights of an assignee under the Assignment of Claims Act (Title 31 Section 3727 and Title 41 Section 15 of the United States Code).

9.10 Waiver of Confidentiality. The Borrower authorizes the Bank to discuss the Borrower’s financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrower, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrower as the Bank may request.

9.11 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower’s sales or leases to or performance of services for debtors obligated upon the Borrower’s Eligible Receivables and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries, affiliates and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.

9.12 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.

9.13 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

9.14 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement (or of any agreement or document required by this Agreement and any amendment to this Agreement) by telecopy or other

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electronic imaging means shall be as effective as delivery of a manually executed counterpart of this Agreement; provided, however, that the telecopy or other electronic image shall be promptly followed by an original if required by the Bank.

9.15 Borrower Information; Reporting to Credit Bureaus. The Borrower authorizes the Bank at any time to verify or check any information given by the Borrower to the Bank, check the Borrower’s credit references, verify employment, and obtain credit reports. The Borrower agrees that the Bank shall have the right at all times to disclose and report to credit reporting agencies and credit rating agencies such information pertaining to the Borrower and/or all guarantors as is consistent with the Bank’s policies and practices from time to time in effect.

9.16 Amendment and Restatement of Prior Agreement. This Agreement is an amendment and restatement, in its entirety, of the Loan Agreement entered into as of February 2, 2007, between the Bank and the Borrower, and any indebtedness outstanding thereunder shall be deemed to be outstanding under this Agreement. Nothing in this Agreement shall be deemed to be a repayment or novation of the indebtedness, or to release or otherwise adversely affect any lien, mortgage or security interest securing such indebtedness or any rights of the Bank against any guarantor, surety or other party primarily or secondarily liable for such indebtedness.

9.17 Limitation of Interest and Other Charges. If, at any time, the rate of interest, together with all amounts which constitute interest and which are reserved, charged or taken by the Bank as compensation for fees, services or expenses incidental to the making, negotiating or collection of the loan evidenced hereby, shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted to be charged by the Bank to the Borrower under applicable law, then, during such time as such rate of interest would be deemed excessive, that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Agreement shall be governed by such new law as of its effective date.

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The Borrower executed this Agreement as of the date stated at the top of the first page, intending to create an instrument executed under seal.

Bank:

Bank of America, N.A.

By:
Laurence C. Harrington, Senior Vice President

Borrower:

Technical Communications Corporation

By:	(Seal)
Michael P. Malone, Chief Financial Officer and Treasurer

Witness

Address where notices to Technical Communications Corporation are to be sent:	Address where notices to the Bank are to be sent:

100 Domino Drive	Doc Retention - GCF
Concord, MA 01742-2817	CT2-515-BB-03
70 Batterson Park Road
Farmington, CT 06032

Facsimile: (866) 255-9922

Federal law requires Bank of America, N.A. (the “Bank”) to provide the following notice. The notice is not part of the foregoing agreement or instrument and may not be altered. Please read the notice carefully.

(1)	USA PATRIOT ACT NOTICE

Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.

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